Exhibit 11

                             FLORIDA ROCK INDUSTRIES, INC.
	              COMPUTATION OF EARNINGS PER COMMON SHARE

                                THREE MONTHS ENDED           NINE MONTHS ENDED
                                    JUNE 30,                     JUNE 30,
                                2007         2006            2007         2006

Net income                   $36,054,000  58,317,000     106,543,000 158,142,000

Common shares:

Weighted average shares
 outstanding during the
 period - used for basic
 earnings per share           66,366,275   65,777,785     65,753,289  65,670,996

Shares issuable under
 stock options which are
 potentially dilutive            874,723    1,280,607      1,083,020   1,250,482

Shares used for diluted
 earnings per share           67,240,998   67,058,392     66,836,309  66,921,478

Earnings per share:

 Basic Net Income                   $.54          .89           1.62        2.41

 Diluted Net Income                 $.54          .87           1.59        2.36